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Exhibit 23.1


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS
OF MYWEB INC.COM:

         We have audited the accompanying consolidated balance sheets of MYWEB INC.COM (a Nevada corporation) and subsidiaries as of December 31, 1999, 1998 and 1997 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years ended December 31, 1999 and 1998 and the nine-month period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with the auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MYWEB INC.COM and subsidiaries as of December 31, 1999, 1998 and 1997 and the results of their operations and their cash flows for the years ended December 31, 1999 and 1998 and the nine-month period ended December 31, 1997 in conformity with the accounting principles generally accepted in the United States.

                                                       ARTHUR ANDERSEN

Kuala Lumpur
April 13, 2000